Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269732

PROSPECTUS SUPPLEMENT NO. 10
(to Prospectus dated July 13, 2023)

D-WAVE QUANTUM INC.

COMMON SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of July 13, 2023 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-269732).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of common stock, par value $0.0001 (“Common Shares”), are listed on the New York Stock Exchange (the “NYSE”) under the symbol “QBTS”. On September 8, 2023, the last reported sales price for the Common Shares on the NYSE was $0.91.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 11, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2023

D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41468	88-1068854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Beta Avenue
Burnaby, British Columbia
Canada
V5G 4M9
(Address of principal executive offices)

(604) 630-1428
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	New York Stock Exchange
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          On September 4, 2023, Michael Rogers provided his resignation letter to the board of directors of D-Wave Quantum Inc. (the “Company”) resigning as a director of the Company, effective September 4, 2023. Mr. Rogers’s resignation was due to his decision to run for a seat in the United States Senate in the 2024 election, and was not based upon any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D-Wave Quantum Inc.

Dated: September 11, 2023	By:	/s/ Alan Baratz
	Name:	Alan Baratz
	Title:	President & Chief Executive Officer